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                                   EXHIBIT 12


             MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges

                            (dollars in thousands)

                                                                   PREDECESSOR                         FISCAL        FISCAL
                                                --------------------------------------------------      YEAR       SIX MONTHS
                                                               YEAR ENDED DECEMBER 31                  ENDED         ENDED
                                                --------------------------------------------------   DECEMBER 28     JUNE 28,
                                                   1993          1994          1995         1996        1997          1998
                                                ----------    ----------    ----------    --------    ---------    -----------
Earnings before income taxes and
   fixed charges:
     Income from continuing operations
       before income taxes                      $    6,997    $    8,540    $   10,240    $  6,620    $  (2,748)   $     1,697

     Add interest on indebtedness, net                 308           920         1,470       1,310       12,400          8,545
     Add amortization of debt expense                    -             -             -           -            -            168
     Add estimated interest factor
       for  rentals                                  2,054         1,800         2,733       1,800        5,867          2,942
                                                ----------    ----------    ----------    --------    ---------    -----------

Earnings before income taxes and
   fixed charges                                $    9,359    $   11,260    $   14,443    $  9,730    $  15,519    $    13,352
                                                ==========    ==========    ==========    ========    =========    ===========


Fixed charges:
     Interest on indebtedness                   $      308    $      920    $    1,470    $  1,310    $  12,400    $     8,545
     Amortization  of debt expense                       -             -             -           -            -            168
     Estimated interest factor for rentals           2,054         1,800         2,733       1,800        5,867          2,942
                                                ----------    ----------    ----------    --------    ---------    -----------

                                                $    2,362    $    2,720    $    4,203    $  3,110    $  18,267    $    11,655
                                                ==========    ==========    ==========    ========    =========    ===========
Ratio of earnings to fixed charges                     4.0           4.1           3.4         3.1       (a)               1.1



(a) Earnings were insufficient to cover fixed charges by $2.7 million for the fiscal year ended December 28, 1997




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